Exhibit 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 February 10, 2011
Contact:            Edward A. Stokx
  (818) 244-8080, Ext. 1649

PS Business Parks, Inc. Repurchases All Outstanding 7.50% Series J Cumulative Redeemable Preferred Units at Discount to Par, Borrows $121.0 Million from Public Storage

GLENDALE, California–PS Business Parks, Inc. (NYSE:PSB) announced that on February 9, 2011 it repurchased all of the outstanding 7.50% Series J Cumulative Redeemable Preferred Units, which had a par value of $42,750,000, for an aggregate purchase price of $35,405,550, representing a 17.2% discount to par.  Concurrently with the repurchase, the Company borrowed $121.0 million from Public Storage (NYSE:PSA).  The loan has a term of six months, can be repaid in part or in full at any point prior to the expiration and bears interest at a rate of LIBOR plus 0.85%.  Proceeds from the loan were used to repurchase the 7.50% Series J Cumulative Redeemable Preferred Units and to repay, in full, the balance outstanding on the Company’s credit facility which bears interest of LIBOR plus 1.8%.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2010, PSB wholly owned 21.8 million rentable square feet with approximately 4,100 customers located in eight states, concentrated in California (5.8 million sq. ft.), Virginia (4.0 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.4 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet.  The Company’s website is www.psbusinessparks.com.

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